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                                   EXHIBIT 99

                   2003 Long-Term Incentive Compensation Plan
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         1.       Purpose. The purpose of this 2003 Long-Term Incentive
Compensation Plan (this "Plan") is to promote the long-term financial interests and growth of Ferro Corporation ("Ferro") and its subsidiary and affiliated companies by:

                  (a) Attracting and retaining high-quality executive personnel and Directors;

                  (b) Further motivating such executive personnel and Directors to achieve Ferro's long-range performance goals and objectives and thus act in the best interests of Ferro and its shareholders generally; and

                  (c) Aligning the interests of Ferro's executive personnel and Directors with those of Ferro's shareholders by encouraging increased ownership of Ferro Common Stock, par value $1.00 per share ("Common Stock"), by such executive personnel and Directors.

         2. Plan Administration. The Compensation & Organization Committee (the "Committee") of the Board of Directors (the "Board") (or such other committee as the Board may from time to time designate) will administer this Plan. Subject to any limitations established by the Board, in administering this Plan the Committee will have conclusive authority:

                  (a) To administer this Plan in accordance with its provisions in such a way as to give effect to economic and competitive conditions, individual situations, and the evaluation of individual performance and the economic potential and business plans of various units of Ferro;

                  (b) To determine the terms and conditions, not inconsistent with the provisions of this Plan, of any Award granted under this Plan and prescribe the form of any agreement or document applicable to any such Award;

                  (c) To construe and interpret the provisions of this Plan and all Awards granted under this Plan; and

                  (d) To establish, amend, and rescind rules and regulations for the administration of this Plan.

The Committee will also have such additional authority as the Board may from time to time determine to be necessary or desirable in order to further the purposes of this Plan.

         3. Awards to Executive Personnel. The Committee will select the executive personnel ("Participants") who will participate in this Plan and determine the type(s) and number of award(s) ("Awards") to be made to each such Participant. The Committee will determine the terms, conditions and limitations applicable to each Award. The Committee may, if it so chooses, delegate to Ferro's Chief Executive Officer authority to select certain of the Participants (other than officers of Ferro) and to determine Awards to be granted to such Participants on such terms as the Committee may specify. Awards may be made singly, in combination, or in exchange for a previously granted Award and also may be made in combination or in replacement of, or as alternatives to, grants or rights under any other employee plan of the Company, including the plan of any acquired entity.

         4. Types of Awards to Executive Personnel. Under this Plan, the Committee will have the authority to grant the following types of Awards to executive personnel of Ferro and its subsidiaries and affiliates:

                  (a) Stock Options. The Committee may grant Awards in the form of Stock Options. Such Stock Options may be either incentive stock options (within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code")) or nonstatutory stock options (not intended to qualify under Section 422 of the Code). However, incentive stock options may be granted only to employees of Ferro and subsidiary corporations that are at least 50% owned, directly or indirectly, by Ferro. The option price of a Stock Option may be not less than the per share fair market value of the Common Stock on the date of the grant, as

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         determined by the Committee. Once a Stock Option has been granted, the option price may not be adjusted or amended, whether directly or indirectly, by amendment, cancellation, replacement grants or any other means. Such Stock Options will be exercisable in whole or in such installments and at such times and upon such terms as the Committee may specify. No stock option, however, may be exercisable more than ten years after its date of grant. A Participant will be permitted to pay the exercise price of a Stock Option in cash, with shares of Common Stock (including by attestation of Common Stock owned) or by a combination of cash and Common Stock. The aggregate fair market value (determined at the time the option is granted) of shares of Common Stock as to which incentive stock options are exercisable for the first time by a Participant during any calendar year (under this Plan and any other plan of Ferro) may not exceed $100,000 (or such other limit as may be fixed by the Code from time to time).

                  (b) Stock Appreciation Rights. The Committee may grant Awards in the form of Stock Appreciation Rights. Stock Appreciation Rights will entitle a Participant to receive a payment, in cash or Common Stock, equal to the appreciation in market value of a stated number of shares of Common Stock from the price stated in the Award Agreement to the fair market value on the date of exercise or surrender, on such terms, conditions and restrictions as the Committee deems appropriate. Once a stock appreciation right has been granted, the initial share value may not be adjusted or amended, whether directly or indirectly, by amendment, cancellation, replacement grants or any other means, so as to increase the value of such Stock Appreciation Right. Stock Appreciation Rights may be granted either separately or in conjunction with other Awards granted under this Plan. Any Stock Appreciation Right related to a Stock Option, however, will be exercisable only to the extent the related Stock Option is exercisable. Similarly, upon exercise of a Stock Appreciation Right as to some or all of the shares of Common Stock covered by a related Stock Option, the related Stock Option will be canceled automatically to the extent of the Stock Appreciation Right exercised, and such shares of Common Stock shall not be eligible for subsequent grant. Any Stock Appreciation Right related to a nonstatutory stock option may be granted at the same time such stock option is granted or at any subsequent time before exercise or expiration of such stock option. Any Stock Appreciation Right related to an incentive stock option must be granted at the same time such incentive stock option is granted.

                  (c) Restricted Shares. The Committee may grant Awards in the form of Restricted Shares. Such Awards may be in such numbers of shares of Common Stock and at such times as the Committee determines. Such Awards will have such periods of vesting and forfeiture restrictions as the Committee may determine at the time of grant, except that no restriction period applicable to Restricted Shares may be less than 12 months.

                  (d) Performance Shares. The Committee may grant Awards in the form of Performance Shares. Performance Shares will be (i) represented by forfeitable shares of Common Stock issued at the time of grant of a Performance Share Award or (ii) phantom Performance Shares. Such Performance Shares will be earned upon satisfaction of Performance Targets relating to Performance Periods established by the Committee at the time of a grant. At the end of the applicable Performance Period, based upon the level of achievement of the Performance Targets, Performance Shares will be converted into Common Stock, cash, or a combination of Common Stock and cash, or forfeited. If Performance Shares initially were represented by forfeitable Common Stock, such Common Stock will become nonforfeitable or be repurchased by Ferro at the end of the applicable Performance Period. During the period any Performance Shares are subject to forfeiture restrictions, the Committee may, in its discretion, grant to the Participant to whom phantom Performance Shares have been awarded the right to receive dividend equivalents with respect to such Performance Shares.

                  The Committee may establish Performance Targets in terms of any or all of the following: sales; sales growth; gross margins; operating income; net earnings; earnings growth; cash flows; market share; total shareholder returns; returns on equity, net assets, assets employed, or capital employed; accomplishment of acquisitions, divestitures, or joint ventures (or the success of an acquisition or joint venture, measured in terms of any of the preceding), or the attainment of levels of performance of Ferro under one or more of the measures described above relative to the performance of other businesses, or various combinations of the foregoing, or changes in any of the foregoing. Performance Targets applicable to Performance Shares may vary from Award to Award and from Participant to Participant.

                  When determining whether Performance Targets have been attained, the Committee will have the discretion to make adjustments to take into account extraordinary or nonrecurring items or events, or unusual


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         nonrecurring gains or losses identified in Ferro's financial statements, provided such adjustments are made in a manner consistent with Section 162(m) of the Code (to the extent applicable). Awards of Performance Shares made to Participants subject to Section 162(m) of the Code are intended to qualify under Section 162(m) and the Committee will interpret the terms of such Awards in a manner consistent with that intent to the extent appropriate. (The foregoing provisions of this Section 4(d) will also apply to Awards of Restricted Shares made under Section 4(c) to the extent such Awards of Restricted Shares are subject to the financial performance of Ferro.)

                  (e) Common Stock Awards. The Committee may grant Awards in the form of Common Stock or on a basis valued in whole or in part by reference to, or otherwise based upon, Common Stock. Common Stock Awards will be subject to conditions established by the Committee and set forth in the applicable Award Agreement.

         5. Award Agreements. All Awards to executive personnel under this Plan will be evidenced by a written agreement (an "Award Agreement") between Ferro and the Participant containing such terms not inconsistent with this Plan as the Committee may determine, including such restrictions, conditions, and requirements as to transferability, continued employment, individual performance or financial performance of Ferro or a subsidiary or affiliate as the Committee deems appropriate. Each such Award Agreement will, however, provide that the Award will be forfeitable if, in the opinion of the Committee, the Participant, without the written consent of Ferro:

                  (a) Directly or indirectly, engages in, or assists or has a material ownership interest in, or acts as agent, advisor or consultant of, for, or to any person, firm, partnership, corporation or other entity that is engaged in the manufacture or sale of any products manufactured or sold by Ferro, or any subsidiary or affiliate, or any products that are logical extensions, on a manufacturing or technological basis, of such products;

                  (b) Discloses to any person any proprietary or confidential business information concerning Ferro, its subsidiaries, or affiliates or any of the officers, Directors, employees, agents, or representatives of Ferro, its subsidiaries or affiliates, which the Participant obtained or which came to his or her attention during the course of his or her employment with Ferro;

                  (c) Takes any action likely to disparage or have an adverse effect on Ferro, its subsidiaries, or affiliates or any of the officers, Directors, employees, agents, or representatives of Ferro, its subsidiaries, or affiliates;

                  (d) Induces or attempts to induce any employee of Ferro or any of its subsidiaries or affiliates to leave the employ of Ferro or such subsidiary or affiliate or otherwise interferes with the relationship between Ferro or any of its subsidiaries or affiliates and any of their respective employees, or hires or assists in the hiring of any person who was an employee of Ferro or any of its subsidiaries or affiliates, or solicits, diverts or otherwise attempts to take away any customers, suppliers, or co-venturers of Ferro, any subsidiary or any affiliate, either on the Participant's own behalf or on behalf of any other person or entity; or

                  (e) Otherwise performs any act or engages in any activity which in the opinion of the Committee is inimical to the best interests of Ferro.

         6. Stock Options for Directors. Each year under this Plan, Ferro may grant Directors who are not employees of Ferro or any of its subsidiaries and affiliates options to purchase such number of shares of Common Stock as is recommended by the Committee and approved by the Board. Such Director Stock Options will be granted on such date as the Committee or the Board determines. If an individual is elected or appointed Director at least six months before the expected annual grant date, then his or her first Director Stock Option will be granted as of the date he or she is elected or appointed. No Director Stock Option will be granted to a Director if his or her normal retirement under a plan or policy of Ferro will occur within six months after the date a Director Stock Option otherwise would have been granted. The option exercise price of Director Stock Options will be the per share fair market value of the Common Stock on the date of the grant, as determined by the Committee. The terms and conditions of each Director Stock Option will be contained in a written option agreement, signed on behalf of Ferro by the Chief Executive Officer, setting forth the number of shares of Common Stock subject to the option, the option

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price to be paid upon exercise, the manner in which the option may be exercised and the option price may be paid, the term of the option and such other provisions not inconsistent with this Plan as the Committee may specify.

         7. Shares Subject to this Plan. The shares of Common Stock to be issued under this Plan may be either authorized but unissued shares or previously issued shares reacquired by Ferro and held as treasury shares, as the Committee may from time to time determine. Subject to adjustment as provided in
Section 8 below, the number of shares of Common Stock reserved for Awards under this Plan will equal 3,250,000 shares of Common Stock.

         Any shares of Common Stock issued by Ferro through the assumption or substitution of outstanding grants previously made by an acquired corporation or entity shall not reduce the number of shares available for Awards under this Plan. If any shares of Common Stock subject to any Award granted under this Plan are forfeited or if such Award otherwise terminates without the issuance of such shares or payment of other consideration in lieu of such shares, the shares subject to such Award, to the extent of any such forfeiture or nonissuance, shall again be available for grant under this Plan as if such shares had not been subject to an Award. As regards Performance Share Awards, each Performance Share will be considered as a share of Common Stock counted against the maximum number of shares of Common Stock reserved for Awards under this Plan, whether represented by forfeitable Common Stock or by phantom Performance Shares, and no shares of Common Stock shall again be available for grant under this Plan as a result of any repurchase by Ferro of forfeitable Common Stock or any cash payment in settlement of Performance Shares.

         Subject to adjustment as provided in Section 8 below:

                  (a) A cumulative maximum of 200,000 shares of Common Stock will be available for issuance with respect to incentive stock options granted under this Plan;

                  (b) A cumulative maximum of 500,000 shares of Common Stock will be available for issuance with respect to Restricted Shares, Performance Shares, and Common Stock Awards granted under this Plan;

                  (c) A maximum of 300,000 shares of Common Stock will be the subject of Stock Options (including related Stock Appreciation Rights) granted under this Plan to any single Participant during any 12-month period;

                  (d) The maximum payout to any single Participant under a Performance Share Award granted during any 12-month period under this Plan will be 100,000 shares of Common Stock; and

                  (e)Awards, other than the grant of Stock Options or Performance Shares, made under this Plan to any single Participant during any 12-month period may not exceed a maximum of 100,000 shares of Common Stock.

         8. Adjustments Upon Changes in Capitalization. If the outstanding shares of Common Stock are changed by reason of any reorganization, recapitalization, stock split, stock dividend, combination or exchange of shares, merger, consolidation or any change in the corporate structure or Common Stock of Ferro, then the maximum aggregate number and class of shares of Common Stock as to which Awards may be granted under this Plan, the maximums described in Section 7 above, the shares of Common Stock issuable pursuant to then outstanding Awards, and the option price of outstanding stock options and any related Stock Appreciation Rights shall be appropriately adjusted by the Committee. If Ferro makes an extraordinary distribution in respect of Common Stock or effects a pro rata repurchase of Common Stock, the Committee will consider the economic impact of the extraordinary distribution or pro rata repurchase on Participants and make such adjustments as it deems equitable under the circumstances. For purposes of this Section 8,

                  (a) The term "extraordinary distribution" means a dividend or other distribution of (i) cash, where the aggregate amount of such cash dividend or distribution together with the amount of all cash dividends and distributions made during the preceding twelve months, when combined with the aggregate amount of all pro rata repurchases (for this purpose, including only that portion of the aggregate purchase price of such pro rata repurchases that is in excess of the fair market value of the Common Stock repurchased during such 12-month period), exceeds ten percent of the aggregate fair market value of all shares of Common Stock outstanding on the record date for determining the shareholders entitled to receive

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         such extraordinary distribution, or (ii) any shares of capital stock of
         Ferro (other than shares of Common Stock), other securities of Ferro, evidences of indebtedness of Ferro or any other person, or any other property (including shares of any subsidiary of Ferro), or any combination thereof; and

                  (b) The term "pro rata repurchase" means a purchase of shares of Common Stock by Ferro or any of its subsidiaries or affiliates, pursuant to any tender offer or exchange offer subject to section 13(e) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") or any successor provision of law, or pursuant to any other offer available to substantially all holders of Common Stock other than a purchase of shares of Ferro made in an open market transaction.

         The determinations of the Committee under this Section 8 shall be final and binding upon all Participants, in the absence of revision by the Board.

         9. Assignment and Transfer. No Award of a Stock Option or a related Stock Appreciation Right shall be transferable by a Participant or Director except by will or the laws of descent and distribution, and Stock Options and Stock Appreciation Rights may be exercised during a Participant's or Director's lifetime only by the Participant or Director or the Participant's or Director's guardian or legal representative. Notwithstanding the foregoing, the Committee may, in its discretion, authorize the transfer of all or a portion of a Stock Option and related Stock Appreciation Right (other than an incentive stock option) to:

                  (a) A Participant's or Director's spouse, children, grandchildren, parents, siblings and other family members approved by the Committee (collectively, "Family Members");

                  (b) Trust(s) for the exclusive benefit of such Participant, Director, or Family Members; or

                  (c) Partnerships or limited liability companies in which such Participant, Director, or Family Members are at all times the only partners or members.

Any transfer to or for the benefit of Family Members permitted under this Plan may be made subject to such conditions or limitations as the Committee may establish to ensure compliance under the Federal securities laws, or for other purposes. Subject to the terms of the Award, a transferee-Family Member may exercise a Stock Option and/or related Stock Appreciation Right during or after the Participant's or Director's lifetime.

         The rights and interests of a Participant or Director with respect to any Award made under this Plan other than Stock Options and related Stock Appreciation Rights may not be assigned, encumbered or transferred except, in the event of the death of a Participant or Director, by will or the laws of descent and distribution; provided, however, that the Board is specifically authorized to permit assignment, encumbrance, and transfer of any such other Award if and to the extent it, in its sole discretion, determines that such assignment, encumbrance or transfer would not produce adverse consequences under tax or securities laws.

         10. Change of Control. Except as the Board may expressly provide otherwise, in the event of a Change of Control:

                  (a) All Stock Options (including Director Stock Options) and Stock Appreciation Rights then outstanding shall become fully exercisable as of the date of the Change of Control;

                  (b) All restrictions and conditions with respect to all Awards of Restricted Shares then outstanding shall be deemed fully released or satisfied as of the date of the Change of Control, except as set forth in paragraph (d) below;

                  (c) All previously established Performance Targets necessary to achieve 100% of a Participant's specified award level for Performance Shares shall be deemed to have been met as of the date of the Change of Control; and

                  (d) If the Change of Control occurs during a restriction period applicable to an Award of Restricted Shares or during a Performance Period applicable to a Performance Share Award, then Participants will be entitled to receive a prorata proportion of the Award that would have been distributed

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         to them at the end of the applicable restriction period or Performance
         Period, based upon the portion of the applicable restriction period or Performance Period during which the Participant's employment continued.

In lieu of distributing shares of Common Stock in settlement of an Award of Restricted Shares or Performance Shares in connection with a Change of Control, Ferro may make payment to Participants in cash based on the fair market value of the Common Stock that would have been issued under the applicable Award, which fair market value for this purpose shall be the higher of (i) the closing price on the New York Stock Exchange for the Common Stock on the date of such Change of Control or (ii) the highest price per share of Common Stock actually paid in connection with such Change of Control.

         For purposes of this Section 10, the term "Change of Control" means a change of control of Ferro of a nature that would be required to be reported (assuming such event has not been previously reported) in response to Item 6 (e) of Schedule 14A of Regulation 14A (or any successor provision) promulgated under the Exchange Act; provided that, without limitation, a Change of Control shall be deemed to have occurred at such time as (i) any "person" (within the meaning of section 14(d) of the Exchange Act) is or becomes the beneficial owner, directly or indirectly, of securities of Ferro representing 50% or more of the combined voting power of Ferro's then outstanding securities, (ii) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board cease for any reason to constitute at least a majority of the Board unless the election, or the nomination for election, by Ferro's shareholders of each new Director was approved by a vote of at least two-thirds of the Directors then still in office who were Directors at the beginning of the period (iii) a merger or consolidation of Ferro occurs, other than a merger or consolidation that would result in Ferro's shareholders holding securities that represent immediately after the merger or consolidation more than fifty percent (50%) of the voting securities of either Ferro or the other entity that survives such merger or consolidation (or the parent of such entity) or (iv) Ferro sells or otherwise disposes of all or substantially all of Ferro's assets to an entity that is not controlled by Ferro or its shareholders; provided, however, that no Change of Control shall be deemed to occur solely as a result of the acquisition of any securities of Ferro by a trust exempt from tax under Section 501(a) of the Code that is formed for the purpose of providing retirement or other benefits to employees of Ferro, any subsidiary or any affiliate.


         11. Employee Rights Under this Plan. No employee or other person shall have any claim or right to be granted any Award under this Plan. Neither this Plan nor any action taken under this Plan shall be construed as giving any employee any right to be retained in the employ of Ferro or any subsidiary or affiliate.

         12. Settlement by Subsidiaries and Affiliates. Settlement of Awards held by employees of subsidiaries or affiliates shall be made by and at the expense of such subsidiary or affiliate. Ferro either will sell or contribute, in its sole discretion, to the subsidiary or affiliate, the number of shares needed to settle any Award that is granted under this Plan. In addition, with respect to Participants who are foreign nationals or employed outside the United States, or both, the Committee may cause Ferro or a subsidiary or affiliate to adopt such rules and regulations, policies, sub-plans or the like as may, in the judgment of the Committee, be necessary or advisable in order to effectuate the purposes of this Plan.

         13. Amendment or Termination. Ferro, by action of its Board, reserves the right to amend, modify or terminate this Plan at any time and, by action of the Committee with the consent of the Participant or Director, to amend, modify or terminate any outstanding Award Agreement, except to the extent, if any, that further shareholder approval is required pursuant to any applicable law, regulation or rule, including any rule relating to the listing on a national securities exchange of Ferro Common Stock, and except with respect to any adjustment or amendment affecting the value of a Stock Option or Stock Appreciation Right not permitted under paragraph 4(a) or 4(b) above.

         14. Effective Date and Term of Plan. This Plan is adopted by the Board as of January 1, 2003, subject to approval by Ferro shareholders at the 2003 annual meeting of shareholders. No Awards shall be made under this Plan after December 31, 2012, provided that any Awards outstanding on such date shall not be affected and shall continue in accordance with their terms.

          15. Status of Grants Under Prior Plans. Following approval of this Plan by the shareholders of Ferro, no further grants of stock options or stock appreciation rights shall be made under Ferro's Employee Stock Option Plan and no further grants of performance shares shall be made under Ferro's 1997 Performance Share Plan, provided that any outstanding stock options, stock appreciation rights, and performance shares under such prior plans shall not be affected by shareholder approval of this Plan and shall continue in accordance with their terms.